SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                                 Date of Report
                 (Date of earliest event reported) May 5, 2003

                          COMMISSION FILE NUMBER 0-9137

                              U.S. GOLD CORPORATION
                              ---------------------
              (Exact name of small business issuer in its charter)

           Colorado                                                84-0796160
           --------                                                ----------
(State or other jurisdiction of                                (I.R.S. Employer
incorporation or organization)                                identification No)

                         2201 Kipling Street, Suite 100,
                            Lakewood, Colorado 80215
                            ------------------------
               (Address of principal executive office) (Zip Code)

                    Issuer's telephone number (303) 238-1438

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ITEM 5. Other Events and Regulation FD Disclosure

On March 25, 2003 and as amended March 28, 2003, U.S. Gold Corporation (the Company) and BacTech Enviromet Corporation (BacTech), an Ontario, Canada corporation with shares traded on the TSX-Venture Exchange (symbol YBA), entered into an agreement (the Letter Agreement) whereby BacTech has the right to purchase, from wholly- owned subsidiaries of the Company, a 55% ownership interest in Tonkin Springs LLC (TSLLC). TSLLC owns the Tonkin Springs mining properties located in Eureka County, Nevada. The Company would retain 45% interest in TSLLC and BacTech would be manager. As required by BacTech, major shareholders of the Company, representing in aggregate approximately 55% of the outstanding shares of the Company, have concurred to the Letter Agreement. The Letter Agreement closed on May 5, 2003.

The purchase price for BacTech's 55% interest in TSLLC is $1,750,000 plus a funding obligation of $12 million to TSLLC by BacTech. BacTech is required to pay the Company a non-refundable $250,000 payment with the Letter Agreement, which is to be applied against the purchase price. BacTech is also obligated to fund reasonable and necessary holding costs at the Tonkin Springs property from the date of the Letter Agreement through closing or termination of the Letter Agreement. BacTech must exercise its right to purchase the 55% interest in TSLLC on or before July 31, 2003 (the Closing) and is contingent upon, among other things, satisfactory due diligence by both parties, definitive agreements, regulatory approvals relating to BacTech, and approval by the respective board of directors.

Of the $1,500,000 balance of the purchase price, $750,000 is to be paid at Closing and $750,000 is to be paid either upon commencement of commercial production at Tonkin Springs, as defined, or if production has not commenced within one year of Closing, in 12 consecutive monthly payments of $62,500 commencing on the first anniversary of the Closing. BacTech shall also pay 100% of all funding required by TSLLC up to $12 million (the Funding Obligation). If additional funding is required by TSLLC after the Funding Obligation, BacTech is required to advance the Company's share of any cash calls if requested by the Company (the Advances), with repayment to BacTech of any Advances plus interest from 50% of cash distributions otherwise due the Company.

The Letter Agreement provides for cash distributions from TSLLC, if any, (Distributions) as follows. Any Distributions prior to BacTech spending its $12 million Funding Obligation shall be 55% to BacTech and 45% to the Company. After the Funding Obligation is met, any Distributions shall have a sliding scale related to the gold price which varies as to Distributions to BacTech from 55% at $360 per ounce gold and above to 80% for a gold price below $320 per ounce. After BacTech has received Distributions equal to its Funding Obligation of $12 million, then all Distributions shall be 55% to BacTech and 45% to the Company.

Since there are a number of conditions prerequisite to the Closing, there can be no assurance that BacTech will exercise its rights to purchase the interest in TSLLC and effect the Closing as provided in the Letter Agreement.

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ITEM 7. Financial Statements and Exhibits

Exhibit 10.1* Letter Agreement between the U.S. Gold Corporation and BacTech Enviromet Corporation dated March 25, 2003 as amended March 28, 2003, related to the right of BacTech to purchase 55% interest in Tonkin Springs LLC from a subsidiary of U.S. Gold Corporation.

* Filed and included in the Form 8-K.


Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                U.S. Gold Corporation
                                                (Registrant)


Date: May 6, 2003                               /s/ William W. Reid
-----------------                               -------------------
                                                President, Chief Executive
                                                Officer and Chairman of the
                                                Board of Directors


Date: May 6, 2003                               /s/ William F. Pass
-----------------                               -------------------
                                                Vice President and Chief
                                                Financial Officer